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                                EXHIBIT 10.54
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                                                                   EXHIBIT 10.54




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             WHITEHEAD MEDIA, INC.

                                      AND

                        NGM TELEVISION PARTNERS, LIMITED

                                      FOR

                          TELEVISION STATION WNGM-TV,
                                ATHENS, GEORGIA


                                OCTOBER 2, 1995
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                               TABLE OF CONTENTS


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
         RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         SECTION 1.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 "Permitted Liens"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         SECTION 2.  PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.1      Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 2.2      Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 2.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                          (a)     Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                          (b)     Manner of Determining Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.4      Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.5      Assumption of Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.1      Organization, Standing and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.2      Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.3      Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.4      Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 3.5      Title to and Condition of Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 3.6      Title to and Condition of Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . 8
                 3.7      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.8      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
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                 3.9      Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 3.10     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.11     Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.12     Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                          (a)     Employees and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                          (b)     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          (c)     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.13     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.14     Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.17     Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         SECTION 3A.  REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER . . . . . . . . . . . . . . . . . . . . .  13
                 3A.1  Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3A.2  Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3A.3  Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         SECTION 4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.1      Organization, Standing and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.3      Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.4      Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.5      Buyer Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 5.1      Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 5.2      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.3      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.4      Trade Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.5      Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.6      Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.7      Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.8      Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.9      No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.10     Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.11     Maintenance of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.12     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.13     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.14     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.15     Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.17     Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.18     Personnel Recommendations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.19     Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.20     Financial Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.21     Financing Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
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         SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.1      FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.2      Control of the Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.3      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.4      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.5      Environmental and Engineering Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.6      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.7      State Tax Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 6.8      Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 6.9      Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 6.10     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . .  20
                 7.1      Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                          (a)     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                          (b)     Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (c)     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (d)     FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (e)     Governmental Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (f)     Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (g)     Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (h)     Television Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                                  -----------------
                 7.2      Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          (a)     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (b)     Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (c)     Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (d)     FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (e)     Transfer Application. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 8.  CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 8.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (a)     Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (b)     Closing Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 8.2      Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (a)     Transfer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (b)     Estoppel Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (c)     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (d)     Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (e)     Licenses, Contracts, Business Records, Etc. . . . . . . . . . . . . . . . . . . . .  23
                          (f)     Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (g)     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.3      Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (a)     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (b)     Assumption Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (c)     Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (d)     Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (e)     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
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         SECTION 9.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.1      Termination by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (a)     Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (b)     Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (c)     Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.2      Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (a)     Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (b)     Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (c)     Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          (d)     Environmental Hazards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          (e)     Technical Deficiencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          (f)     Casualty Termination Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.3      Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.4      Rights on Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . .  26
                 10.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 10.2     Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 10.3     Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 10.4     Procedure for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 10.5     Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 10.6     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.1     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.2     Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.4     Benefit and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.5     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.6     GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.7     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.8     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.9     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 11.10    Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 11.11    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 11.12    Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                               LIST OF SCHEDULES

        Schedule 2.2              --      Excluded Property
        Schedule 3.3              --      Consents
        Schedule 3.4              --      Licenses
        Schedule 3.5              --      Real Property
        Schedule 3.6              --      Tangible Personal Property
        Schedule 3.7              --      Assumed Contracts
        Schedule 3.9              --      Intangibles
        Schedule 3.10    --       Insurance Policies
        Schedule 3.12    --       Employee Matters
        Schedule 6.10    --       Noncompetition Agreement
        Schedule 8.2(f)           --      Form of Opinion of Seller's Counsel
        Schedule 8.3(d)           --      Form of Opinion of Buyer's Counsel
        Schedule 9.3              --      Escrow Agreement



                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of October 2, 1995, by and between Whitehead Media, Inc., a Florida corporation ("Buyer"), and NGM Television Partners, Limited, an Alabama partnership ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates television station WNGM-TV, Athens, Georgia (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Georgia Mountain Corporation is a Georgia corporation and is the general partner of Seller ("General Partner") and there are four limited partners.

         C. Seller and General Partner have pending at the FCC a transfer of control application (FCC File No. BTCCT-950508KF) and the grant and closing of this application is essential to completing the transaction contemplated by this Agreement.

         D. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are owned by Seller or in which Seller has a transferable interest and which are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising and/or programming time on the Station prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1 and 2.2.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are to be assumed by Buyer upon its purchase of the Station, (ii) all Contracts entered into by Seller in the ordinary course of business which comply with the provisions of Section 5.3 hereof; and (iii) any other Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned y Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local government authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Permitted Liens" means liens for taxes not yet due and payable.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, or any governmental entity.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means Seller's interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is owned by the Seller or in which Seller has an interest and which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Tangible Personal Property consumed in the ordinary course of business between the date hereof and the Closing Date.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Buyer on the Closing Date, and Buyer agrees to purchase and accept, all of the Assets and property interests owned by Seller or in which Seller has a property interest which are used or useful in connection with the conduct of the business or operations of the Station, (but excluding all vehicles) together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

                          (a)     The Tangible Personal Property;

                          (b)     The Real Property;

                          (c)     The Licenses;

                          (d)     The Assumed Contracts;

                          (e)     The Intangibles, including the goodwill of
the Station, if any;

                          (f)     All proprietary information, technical
information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station, which belong to Seller and is within its possession and control;

                          (g)     All choses in action of Seller relating to
the Station that are assignable to Buyer as provided herein;

                          (h)     All records required by the FCC to be kept by
the Station and copies of all other books and records which belong to Seller and are within its possession and control relating to the business or operations of the Station (exclusive of corporate, financial and accounting records), including executed copies of the Assumed Contracts; and

         2.2 Excluded Assets. The Assets shall exclude the following assets.

                          (a)     Seller's cash on hand as of the Closing and
all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar securities or other investments;

                          (b)     All corporate and accounting records of
Seller and copies of all other books and records relating to the business and operations of the Station; and

                          (c)     All property listed on Schedule 2.2 hereto;
and

                          (d)     The Accounts Receivable.

         2.3 Purchase Price. The Purchase Price for the Assets shall be NINE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($9,800,000), adjusted as provided below:

                          (a)     Prorations.  The Purchase Price shall be
increased or decreased as required to effectuate the proration of expenses as of 11:59 p.m. local time, on the day prior to the Closing Date. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Asset under this Agreement which shall be governed by Section
11.1 hereof), prepaid time sales agreements and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                          (b)     Manner of Determining Adjustments.  Any
adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows: At the Closing, Buyer shall pay to Seller the sum of NINE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($9,800,000), adjusted as provided above, by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of the Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date and those relating to the period prior to the Closing which Buyer agrees to assume pursuant to the prorations and adjustments. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (v) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date relating to any employee of Seller who is not employed or offered employment by Buyer within the 90-day adjustment period, or (vi) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing and Authority. Seller is a partnership organized under the laws of Alabama and is authorized to transact business in Georgia. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant of any joint venture or partnership with any person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary partnership actions on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, the performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality in a proceeding involving Seller;
(iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; (iv) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets; and (v) will not conflict with any provision of Seller's Partnership Agreement or Certificate of Limited Partnership.

         3.4 Governmental Licenses. To the best of Seller's knowledge and except as set forth on Schedule 3.4, (i) Schedule 3.4 includes a true and complete list of the material Licenses and lists pending applications affecting the Licenses; (ii) Seller has delivered to Buyer true and complete copies of the Licenses listed on such Schedule (including any amendment and other modifications thereto), (iii) the Licenses have been validly issued, and Seller is the authorized legal holder thereof, (iv) the Licenses listed on Schedule
3.4 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, (v) none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated, (vi) the Licenses are in full force and effect, in all material respects, and the conduct of the business and operations of the Station is in material accordance therewith, and (vii) Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. Schedule 3.4 lists the cable systems to whom Seller made a valid election of must carry and further lists those cable systems that have disputed or are currently disputing Seller's must carry election. The Station's city-of-license, as determined by the FCC, is located within (i) the Atlanta, Georgia Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co., and (ii) the Atlanta, Georgia Designated Market Area as defined by the 1994 United States Television Household Estimates published by Nielsen Media Research.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. To the best of Seller's knowledge, all Real Property (including the improvements thereon) is in good condition and repair consistent with its present use, and such use complies in all material respects with (i) the terms of the FCC Licenses, (ii) all rules and regulations of the FCC, and (iii) generally accepted standards of good engineering practice. All Real Property (including all improvements thereon) (i) is available for immediate use in the conduct of the business and operations of the Station, and (ii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses relating to the Real Property have been properly recorded in the appropriate public recording offices. Seller will cooperate with Buyer and provide such assistance as Buyer may reasonably request in connection with Buyer's efforts to obtain on or before Closing, at Buyer's election and expense, a policy of title insurance and a current survey with respect to the Real Property, including, without limitation, using its best efforts to cause all lease agreements relating to the Real Property to be recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property used to conduct the business and operations of the Station as now conducted exclusive of motor vehicles. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except Permitted Liens. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. To the best of Seller's knowledge, all items of transmitting and studio equipment included in the Tangible Personal Property will permit the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Assumed Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which may be canceled by the Station without penalty on not more than ninety days' notice. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all material oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. To the best of Seller's knowledge, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms and there is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided in Section 6.1 and the other Consents described in Schedule 3.3, to the best of Seller's knowledge, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. To the best of Seller's knowledge, Schedule 3.9 is a true and complete list of all material Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all intangibles. Seller is not, to the best of its knowledge, infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyright, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and, there is no claim or action pending, or threatened, with respect thereto. To the best of Seller's knowledge, the Intangibles listed on Schedule
3.9 comprise all intangible property interests used to conduct the business and operations of the Station as now conducted.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule
3.10 are in full force and effect.

         3.11 Reports. To the best of Seller's knowledge and except as set forth in Schedule 3.4, all returns, reports, and statements that the Station is currently required to file with the FCC or place in its Public File or file with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects and all of such returns, reports, and statements are substantially complete and correct as filed. Seller has not paid to the FCC the 1994 and 1995 annual regulatory fees payable with respect to the FCC Licenses, and has filed or is preparing to file a waiver with the FCC with regard to both the 1994 and 1995 annual regulatory fees.

         3.12    Personnel.

                 (a) Employees and Compensation. Schedule 3.12 contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase. Schedule
3.12 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed at the Station or any person now or formerly retained as an independent contractor at the Station. Seller has furnished Buyer with true and complete copies of all employee handbooks, employee rules and regulations, and summary plan descriptions of the written plans and arrangements listed in
Schedule 3.12, and with descriptions, in writing, of the unwritten plans and arrangements listed in Schedule 3.12. At Buyer's request, Seller will furnish Buyer with true and complete copies of all applicable plan documents, trust documents, and insurance contracts with respect to the plans and arrangements listed on Schedule 3.12. All employee benefits and welfare plans or arrangements listed in Schedule 3.12 were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. No action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of its knowledge, threatened, between it and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To the best of Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

                 (c) Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Seller as a result of a failure to comply with ERISA.

         3.13 Taxes. To the best of the Seller's knowledge, (i) Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, and (ii) there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, and except as set forth on Schedule 3.4, to the best of Seller's knowledge, there is no claim, legal action, counterclaim, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, and except as forth on Schedule 3.14, to the best of Seller's knowledge, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental Matters.

                 (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) In connection with its ownership or operation of the Station, Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (f) To the best of Seller's knowledge, after due investigation, all properties and equipment used in the business of the Station are and have been free of asbestos and asbestos-related products, PCB's, dioxins, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Station or, to the best of Seller's knowledge, after due investigation, by any other party on any Real Property.

         3.16 Compliance with Laws. To the best Seller's knowledge and except as set forth on Schedule 3.4, Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. To the best of Seller's knowledge, neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.17 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will knowingly contain any untrue statement of a material fact.

SECTION 3A.  REPRESENTATIONS AND WARRANTIES OF THE GENERAL
            PARTNER

         Georgia Mountain Corporation ("GMC") as Seller's General Partner represents and warrants to Buyer as follows:

         3A.1    Organization, Standing and Authority.  GMC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. GMC has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby.

         3A.2    Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by GMC have been duly authorized by all necessary corporate actions on the part of GMC. This Agreement has been duly executed by GMC and constitute the legal, valid and binding obligation of GMC, enforceable against it in accordance with their terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by court-applied equitable remedies.

         3A.3    Absence of Conflicting Agreements.  Subject to obtaining the
Consents, the execution, delivery, and performance of this Agreement and the documents contemplated hereby, by GMC (with or without giving of notice, the lapse of time, or both): (i) does not require the consent of any third party
(ii) will not conflict with any provision of the Articles of Incorporation or By-Laws of GMC; (iii) will not conflict with, result in a material breach of, or constitute a material default under, any law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to CCI; or (iv) will not conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of an material agreement, instrument, licenses, or permit to which GMC is a party or by which GMC may be bound.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Georgia. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire the Assets or operate the Station.

         4.4 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will knowingly contain any untrue statement of a material fact.

         4.5 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as assignee of the FCC Licenses or as the owner and operator of the Station.

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not materially increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices.

         5.3 Contracts. Seller will not enter into any contract or commitment which is not terminable on 90-days notice relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business and other contracts or commitments involving less than $5,000. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Trade Agreements. Seller shall not increase in any material respect its obligations under trade agreements in effect on the date hereof and shall use reasonable best efforts to satisfy Station's obligations under the trade agreements in effect on the date hereof.

         5.5 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the material Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.6 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date either by payment or posting an appropriate indemnity bond.

         5.7 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses issued by the FCC to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.8 Rights. Seller shall not knowingly waive any material right relating to the Station or any of the Assets.


         5.9 No Inconsistent Action. Seller shall not take any action that is inconsistent with its material obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller covenants that neither it nor any of its partners nor their officers or agents will, prior to the Closing Date, (a) solicit, initiate or encourage the submission of any proposal or offer relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination, in each case involving Seller or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Notwithstanding the foregoing, Seller and its General Partner may undertake to complete the restructuring presented to the FCC in the pending transfer of control application (FCC File No. BTCCT-950508KF). Seller shall notify Buyer as soon as practicable if any party makes any proposal with respect to any of the foregoing. Notwithstanding any other provision in this Agreement to the contrary, in the event that Seller violates its obligations in this Section 5.9, Buyer shall have the right to seek specific performance of Seller's obligations hereunder.

         5.10 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all material information with respect to the affairs and business of the Station that Buyer may reasonably request (including any operations reports produced with respect to the affairs and business of the Station).

         5.11 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear and casualty loss excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices.

         5.12 Insurance. Seller shall maintain substantially the same insurance coverage provided by the existing insurance policies on the Station and the Assets.

         5.13 Consents. Seller shall use its best efforts to obtain the Consents described in Section 8.2(c), without any material change in the terms or conditions of any Contract or License as in effect on the date of this Agreement. Seller shall advise Buyer of any communications it receives concerning the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.14 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.15 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.17 Preservation of Business. Seller shall operate the Station in the ordinary course of business consistent with its past practices.

         5.18 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

         5.19 Indebtedness. Seller shall not incur, create, assume or permit to exist any Indebtedness, except (i) unsecured trade accounts payable and other unsecured current Indebtedness incurred in the ordinary course of business between the date hereof and the Closing Date (but excluding any Indebtedness for borrowed money) ("Trade Indebtedness") and (ii) Indebtedness for taxes arising between the date hereof and the Closing Date.

         5.20 Financial Information. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

         5.21 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it, provided, however, that Buyer agrees that the imposition by the FCC of a standard EEO reporting condition on the Station's license renewal shall not be considered to have a material adverse effect. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent, provided, however, that the parties shall continue to have all rights available to them pursuant to
Section 9 hereof. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of the Seller until the Closing.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. If any damage or destruction of the Assets or any other event occurs which prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller is unable to restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed in all material respects before the Closing Date, Seller shall send Buyer written notice of such event (a "Casualty Notice"), which notice shall contain an estimate, in Seller's reasonable judgment, of the costs to repair or replace the damaged or destroyed Assets, as well as the amount of any credit or refund Seller will offer Buyer due to the inadequacy of Seller's insurance proceeds to restore or place the Assets in all material respects. Within five (5) days after its receipt of a Casualty Notice, Buyer may, by written notice to Seller (a "Casualty Termination Notice"), elect to terminate the Agreement and receive a refund of the Escrow Deposit and interest earned thereon, and neither party shall thereafter have any liability to the other hereunder. In the event that Buyer does not give Seller a timely and unconditional Casualty Termination Notice, then Buyer shall, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets and Seller shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets; provided, however, that Buyer will receive a credit or refund at Closing for any funds it provides up to the amount of credit or refund as offered by Seller's Casualty Notice.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. Except as provided in this Paragraph each party will refrain from disclosing any such information to any third party. If this Agreement is terminated, each party will return to the other party all copies of all documents and other all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental and Engineering Audit. Buyer shall have the right during the period ending thirty (30) days from the date hereof at its expense (i) to retain an environmental consultant to conduct a Phase I or other environmental study with respect to the Real Property, and (ii) an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and applicable FCC rules, regulations, prescribed practice and technical standards. In the event that such investigations or reports disclose matters which are not acceptable to Buyer then Buyer may by written notice to Seller within such thirty (30) day period elect to terminate this Agreement and receive a refund of the Escrow Deposit unless Seller within five (5) business days from its receipt of such notice gives Buyer notice of Seller's election to undertake and perform remedial action to cure such matters. In no event shall Seller have any liability to Buyer following the Closing for any environmental matters.

         6.6 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable commercial efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any material adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto; provided, however, that Seller shall be required to expend funds, if necessary, to cure any defaults in order to obtain Consents and either party shall be required to expend funds in respect of normal and usual filing fees and the fees of professional advisors.

         6.7 State Tax Filings. Seller shall continue to file Georgia sales tax returns with respect to the Station in accordance with Seller's past practices.

         6.8 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.9 Broker. Each of Buyer and Seller represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except that Seller shall be solely responsible for any commissions payable to Media Venture Partners and Tomlin and Company.

         6.10 Noncompetition Agreement. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.10 and Seller shall receive Two Hundred Thousand Dollars ($200,000).

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
               AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment or waiver by Buyer prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All material representations and warranties of Seller and General Partner contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all material covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization, provided that with respect to Consents to assignment of agreements, only Consent to assignment of the Lease described in Paragraph 1 of
Schedule 3.7 hereof shall be a condition precedent to Buyer's obligation to close, and; provided, further, that as set forth at Section 6.1(b) hereof, the imposition of a standard EEO reporting condition by the FCC will not be considered a material adverse change.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any material conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any material conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all material Licenses and there shall not have been any modification of any material License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any material License. All FCC Licenses are material Licenses.

                 (f) Deliveries. Seller and General Partner shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g)      Adverse Change.  Subject to the provisions of Section
6.3 hereof, between the date of this Agreement and the Closing, there shall have been no material adverse change in the Real Property or Tangible Personal Property of the Station, including any damage, destruction, or loss to the Real Property or Tangible Personal Property used or useful by the Station.

                 (h) Television Market. Between the date of this Agreement and the Closing, there shall have been no action deleting the City of Athens, Georgia or Clarke County, Georgia or the Station from the Atlanta, Georgia DMA as defined by Nielsen Media Research.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All material representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all material covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any material conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) Transfer Application. The FCC shall have approved Seller's transfer of control application (FCC File No. BTCCT-950508KF).

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1255 23rd Street, N.W, Suite 500, Washington, D.C. 20037, or such other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Subject to the provisions of this Agreement, duly executed bills of sale, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for Permitted Liens.

                 (b) Estoppel Certificate. An Estoppel Certificate of the Lessor of the leasehold interests listed in Schedule 3.5.

                 (c) Consents. An executed copy of any instrument evidencing receipt of any Consent;

                 (d) Certificates. Certificates, dated as of the Closing Date, executed by Seller and General Partner certifying (1) that the material representations and warranties of Seller and General Partner contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller and General Partner have in all material respects performed and complied with all of its material obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date and such additional Certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses and Assumed Contracts;

                 (f) Opinions of Counsel. Opinions of Seller's corporate and communications counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto.

                 (g) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.10 duly executed by Seller.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel;

                 (a)      Purchase Price.  The Purchase price as provided in
Section 2.4(a);

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.10, duly executed by Buyer and the payment called for by that Agreement.

SECTION 9.  TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Assets abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If, on the date that would otherwise be the Closing Date, any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Seller, that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by October 1, 1996.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Buyer, that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by October 1, 1996.

                 (d) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, within 30 days after the execution of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (e) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the technical operations or equipment of the Station, as indicated in the engineering study described in Section 6.5, within 30 days after the date of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (f) Casualty Termination Notice. Buyer shall have given a timely and unconditional Casualty Termination Notice to Seller pursuant to
Section 6.3 hereof.

         9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with First Union National Bank of Florida, as escrow agent (the "Escrow Agent"), the sum of Five Hundred Thousand Dollars ($500,000) in accordance with an Escrow Agreement among Buyer, Seller and the Escrow Agent in the form of Schedule 9.3. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, [including any interest or other proceeds from the investment of funds held by the Escrow Agent], shall be disbursed to or at the direction of Buyer.

                 (b)      If this Agreement is terminated pursuant to Section
9.1 or Section 9.2 and Buyer is not in material breach of any provision of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's breach of this Agreement, then the amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Seller.

         9.4 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of any provision of this Agreement, then the payment to Seller pursuant to Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material beach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of Five Hundred Thousand ($500,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If prior to Closing, Seller is in material breach of its obligations under this Agreement, Buyer's sole remedy shall be an action for specific performance of this Agreement and Buyer expressly waives any right to pursue a claim for monetary damages.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the closing for a period of eighteen (18) months provided, however, that as to any representation or warranty made by either the Buyer or Seller which the other party knows, or has reason to believe, is not true as of the Closing Date, such representation or warranty shall not survive the Closing. Until the Closing, Buyer and Seller will immediately advise each other, in a detailed written notice, of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (a) (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a Schedule hereto, (b) (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make that performance materially more difficult than in the absence of that fact or occurrence, or (c) (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         10.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or material omission or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise resulting from the operation or ownership of the Station prior to the Closing Date, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Subject to the proviso contained in the first sentence of Section 10.1, any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or material omission or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, Schedule, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise, resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty- day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate int he defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party for any breach of a representation or warranty, or for breach of any covenant in this Agreement except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000). The provisions of the foregoing sentence shall not apply to liabilities assumed by either party pursuant to the adjustments and prorations.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, as its sole and exclusive remedy, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of the fee payable to the FCC in connection with the filing of the application for FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in the District of Columbia by a panel of three arbitrators. Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                     NGM Television Partners, Limited
                                  c/o J. McDavid Flowers
                                  2431 West Main Street
                                  Suite 202
                                  Dothan, Alabama  36301
                                  Telephone:  (334) 793-4002
                                  Facsimile:  (334) 712-1270

With a copy                       John E. Fiorini, III
(which shall not                  Gardner Carton & Douglas
constitute notice) to:            1301 K Street, N.W., East Tower
                                  Suite 900
                                  Washington, DC  20005
                                  Telephone:  (202) 408-7159
                                  Facsimile:  (202) 289-1504

                                  William W. Hinesley, Esq.
                                  Johnston, Hinesley, Flowers & Clenney, P.C.
                                  291 North Oates Street
                                  Dothan, Alabama  36303
'                                 Telephone:  (334) 793-1115
                                  Facsimile:  (334) 793-6603

If to Buyer:                      Mr. Eddie L. Whitehead
                                  Whitehead Media, Inc.
                                  12144 Classic Drive
                                  Coral Springs, FL   33071
                                  Telephone:  (305) 753-8712
                                  Facsimile:  (305) 752-2280

With a copy                       John R. Feore, Jr., Esq.
(which shall not                  Dow, Lohnes & Albertson
constitute notice) to:            1255 23rd Street, N.W.
                                  Washington, D.C.  20037
                                  Telephone:  (202) 857-2500
                                  Facsimile:  (202) 857-2900

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to a wholly-owned subsidiary or commonly controlled affiliate without seeking or obtaining Seller's prior approval, provided that such assignment does not relieve Buyer of its responsibilities hereunder. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.12 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                           NGM TELEVISION PARTNERS, LTD.



                                           By: /s/ Richard A. Birgel
                                              ---------------------------------
                                           Name:



                                           GEORGIA MOUNTAIN CORPORATION



                                           By: /s/ Richard A. Birgel
                                              ---------------------------------
                                           Name: Richard A. Birgel
                                                -------------------------------
                                           Title: President
                                                 ------------------------------



                                           WHITEHEAD MEDIA, INC.



                                           By: /s/ Eddie L. Whitehead
                                              --------------------------------
                                           Name: Eddie L. Whitehead
                                                ------------------------------
                                           Title: President
                                                 -----------------------------